Exhibit 99.1

December 13, 2010

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
Todd Beekman	(614) 480-3878
HUNTINGTON BANCSHARES ANNOUNCES
• $920 MILLION OF COMMON STOCK OFFERING
• PLAN FOR $300 MILLION SUBORDINATED DEBT OFFERING
• PLANS TO REPURCHASE $1.4 BILLION OF TARP CAPITAL
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced commencement of an underwritten public offering of $920 million of its common stock. Goldman, Sachs & Co. will act as sole bookrunner and Sandler O’Neill + Partners, L.P. will act as co-manager for the proposed equity offering.
     Additionally, Huntington Bancshares announced an anticipated future offering of approximately $300 million in original principal amount of subordinated debt in a registered public offering. The consummation of the common stock offering is not conditioned upon the consummation of the offering of subordinated debt, and vice versa.
     Huntington intends to use the proceeds of the offerings, together with other available funds, to repurchase all $1.4 billion of the Series B Fixed Rate Cumulative Perpetual Preferred Stock that it issued to the U.S. Department of the Treasury under its Troubled Asset Relief Program’s (TARP) Capital Purchase Program at such time as its banking regulators authorize and the U.S. Department of the Treasury approves.
     The table below highlights the estimated pro forma impact of these actions on September 30, 2010 capital ratios:

	9/30/2010
	As	Pro Forma
	Reported	(1)
Tangible Common Equity / Tangible Assets (1)	6.20%	7.86%
Tier 1 Common (1)	7.39	9.40
Tier 1 Risk-based Capital Ratio (2)	12.82	11.70
Total Risk-based Capital Ratio (3)	15.08	14.66

(1)	Assumes $920 million of common equity

(2)	Assumes $920 million of common equity and the repurchase of $1.4 billion of TARP capital

(3)	Assumes $920 million of common equity, $300 million of subordinated debt, and the repurchase of $1.4 billion of TARP capital

     “We are very pleased to announce the anticipated repurchase of our TARP capital,” said Stephen D. Steinour, chairman, president, and chief executive officer. “The equity offering we are announcing today, along with the future debt offering, will significantly strengthen our balance sheet. Repurchasing our TARP capital is very important for our investors as it completes the last step in positioning Huntington for growth and improving long-term shareholder returns.”
     The company had previously noted three factors to be considered in evaluating the timing of its TARP repurchase. These included: (1) evidence of a relatively stable economy, (2) demonstrated sustained profitable performance with growth in earnings, and (3) additional clarity of any new regulatory capital thresholds.
     Commenting on these factors Steinour noted, “We have gained sufficient comfort with each of these factors that makes the timing of today’s announced actions appropriate. Though the economic environment remains fragile, and the period of recovery more prolonged, the possibility of a double dip recession appears unlikely. Further, having delivered three consecutive increases in quarterly profitability gives us confidence in our ability to continue to grow earnings. While the new regulatory capital thresholds have not yet been definitively interpreted by the banking regulators, we are comfortable with our pro forma capital.”
Common Stock Offering
     The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed and effective with the Securities and Exchange Commission on Form S-3.
     A copy of the prospectus may be obtained from Goldman, Sachs & Co. by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282; by telephone at 1-866-471-2526; or by email at prospectus-ny@ny.email.gs.com.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
Other Information
     Huntington has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission and will file separate prospectus supplements related to each of the offerings described above. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplements and other documents Huntington files with the SEC for more complete information about Huntington and the offerings before investing. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) credit quality performance could worsen due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the newly created Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
     Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online; through its telephone bank; and through its network of over 1,350 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area, as well as selected New England states.
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